UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                                Amendment No. 1 *

                              TechTeam Global, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   87831110-9
                                 (CUSIP Number)

                                   May 1, 2006
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)






----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 87831110-9                 13G/A          Page 2 of 17 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Ramius Capital Group, L.L.C. 13-3937658
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER

SHARES              992,887
              ---------------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY      _______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER

REPORTING           992,887
              ---------------------------------------------------------------
PERSON WITH    (8)  SHARED DISPOSITIVE POWER

-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON

                    992,887
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                         [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
               Approximately 9.82%.
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **

            IA, OO
-----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87831110-9                 13G/A          Page 3 of 17 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            RCG Ambrose Master Fund, Ltd.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Cayman Islands
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER

SHARES              125,178
              ---------------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER

OWNED BY      _______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER

REPORTING           125,178
              ---------------------------------------------------------------
PERSON WITH    (8)  SHARED DISPOSITIVE POWER

-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON

                    125,178
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                         [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
               Approximately 1.24%.
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87831110-9                 13G/A          Page 4 of 17 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            RCG Halifax Fund, Ltd.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Cayman Islands
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER

SHARES              126,493
              ---------------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY      _______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER

REPORTING           126,493
              ---------------------------------------------------------------
PERSON WITH    (8)  SHARED DISPOSITIVE POWER

-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON

                    126,493
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                         [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
               Approximately 1.25%.
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87831110-9                 13G/A          Page 5 of 17 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Ramius Fund III, Ltd.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Cayman Islands
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER

SHARES              29,060
              ---------------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER

OWNED BY      _______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER

REPORTING           29,060
              ---------------------------------------------------------------
PERSON WITH    (8)  SHARED DISPOSITIVE POWER

-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON

                    29,060
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                         [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
               Approximately 0.3%.
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87831110-9                 13G/A          Page 6 of 17 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Ramius Master Fund, Ltd.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Cayman Islands
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER

SHARES              501,033
              ---------------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER

OWNED BY      _______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER

REPORTING           501,033
              ---------------------------------------------------------------
PERSON WITH    (8)  SHARED DISPOSITIVE POWER

-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON

                    501,033
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                         [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
               Approximately 4.95%.
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87831110-9                 13G/A          Page 7 of 17 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Ramius Securities, L.L.C. 58-2253019
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER

SHARES              211,123
              ---------------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER

OWNED BY      _______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER

REPORTING           211,123
              ---------------------------------------------------------------
PERSON WITH    (8)  SHARED DISPOSITIVE POWER

-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON

                    211,123
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                         [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
               Approximately 2.08%.
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            BD
-----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87831110-9                 13G/A          Page 8 of 17 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Ramius Advisors, L.L.C. 13-3954331
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER

SHARES              530,093
              ---------------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER

OWNED BY      _______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER

REPORTING           530,093
              ---------------------------------------------------------------
PERSON WITH    (8)  SHARED DISPOSITIVE POWER

-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON

                    530,093
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                         [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
               Approximately 5.24%.
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IA, OO
-----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87831110-9                 13G/A          Page 9 of 17 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            C4S & Co., L.L.C. 13-3946794
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER

SHARES              992,887
              ---------------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER

OWNED BY      _______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER

REPORTING           992,887
              ---------------------------------------------------------------
PERSON WITH    (8)  SHARED DISPOSITIVE POWER

-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON

                    992,887
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                         [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
               Approximately   9.82%.
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87831110-9                 13G/A          Page 10 of 17 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Peter A. Cohen
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER

SHARES        _______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER

OWNED BY            992,887
              ---------------------------------------------------------------
EACH           (7)  SOLE DISPOSITIVE POWER

REPORTING     _______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER

                    992,887
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON

                    992,887
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                         [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
               Approximately 9.82%.
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87831110-9                 13G/A          Page 11 of 17 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Morgan B. Stark
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER

SHARES        _______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER

OWNED BY            992,887
              ---------------------------------------------------------------
EACH           (7)  SOLE DISPOSITIVE POWER

REPORTING     _______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER

                    992,887
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON

                    992,887
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                         [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
               Approximately 9.82%.
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87831110-9                 13G/A          Page 12 of 17 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Thomas W. Strauss
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER

SHARES        _______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER

OWNED BY            992,887
              ---------------------------------------------------------------
EACH           (7)  SOLE DISPOSITIVE POWER

REPORTING     _______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER

                    992,887
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON

                    992,887
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                         [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
               Approximately 9.82%.
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87831110-9                 13G/A          Page 13 of 17 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Jeffrey M. Solomon
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER

SHARES        _______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER

OWNED BY            992,887
              ---------------------------------------------------------------
EACH           (7)  SOLE DISPOSITIVE POWER

REPORTING     _______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER

                    992,887
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON

                    992,887
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **

-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
               Approximately 9.82%.
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87831110-9                 13G/A              Page 14 of 17 Pages


       This Amendment No. 1 (this "Amendment") amends the statement on Schedule 13G which was filed on March 30, 2006 (the "Schedule 13G") with respect to shares of common stock, par value $0.01 per share (the "Common Stock") of TechTeam Global, Inc., a Delaware corporation (the "Company"). Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the Schedule 13G. This Amendment amends items 2(a), 2(b), 2(c) and 4 as set forth below.

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship

     Items 2(a), 2(b) and 2(c) are hereby amended and supplemented as follows:

     Ramius Fund III, Ltd.
     c/o Ramius Capital Group, L.L.C.
     666 Third Avenue, 26th Floor
     New York, New York 10017
     Citizenship: Cayman Islands


Item 4.  Ownership

Item 4 is hereby amended and restated in its entirety as follows:

(a)  Amount Beneficially Owned:

       As of the date hereof, (i) RCG Ambrose Master Fund, Ltd., a Cayman Islands company ("Ambrose") owns 125,178 shares of Common Stock, (ii) RCG Halifax Fund, Ltd., a Cayman Islands company ("Halifax") owns 126,493 shares of Common Stock, (iii) Ramius Fund III, Ltd., a Cayman Islands company ("Ramius III") owns 29,060 shares of Common Stock, (iv) Ramius Master Fund, Ltd., a Cayman Islands company ("Ramius Master Fund") owns 501,033 shares of Common Stock, and (v) Ramius Securities, L.L.C., a Delaware limited liability company ("Ramius Securities") owns 211,123 shares of Common Stock. In addition, (i) Ramius Advisors, LLC, a Delaware limited liability company ("Ramius
Advisors") may be deemed to beneficially own the 530,093 shares owned by Ramius Master Fund and Ramius III and (ii) each of Ramius Capital Group, L.L.C., a Delaware limited liability company ("Ramius Capital"), C4S & Co., L.L.C., a Delaware limited liability company ("C4S"), Peter A. Cohen ("Mr. Cohen"), Morgan
B. Stark ("Mr. Stark"), Thomas W. Strauss ("Mr. Strauss") and Jeffrey M. Solomon ("Mr. Solomon") may be deemed to beneficially own all shares of Common Stock held by Ambrose, Halifax, Ramius III, Ramius Master Fund and Ramius Securities, an aggregate number of 992,887 shares of Common Stock.

       Note: Ramius Capital is the investment manager of Ambrose and Halifax and has the power to direct some of the affairs of Ambrose and Halifax, including decisions respecting the disposition of the proceeds from the sale of shares of the Common Stock. Ramius Advisors is the investment manager of Ramius Master Fund and Ramius III and has the power to direct some of the affairs of Ramius Master Fund and Ramius III, including decisions respecting the disposition of the proceeds from the sale of shares of the Common Stock. Ramius Capital is the sole member of Ramius Advisors. Ramius Securities is a broker dealer affiliated with Ramius Capital. Ramius Capital is the managing member of Ramius Securities. C4S is the managing member of Ramius Capital and in that capacity directs its operations. Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon are the managing members of C4S and in that capacity direct its operations. The foregoing should not be construed in and of itself as an

CUSIP No. 87831110-9                 13G/A              Page 15 of 17 Pages


admission by any Reporting Person as to beneficial ownership of any shares of Common Stock owned by another Reporting Person. In addition, each of Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon disclaims beneficial ownership of the shares of Common Stock owned by Ambrose, Halifax, Ramius III, Ramius Master Fund and Ramius Securities and the filing of this statement shall not be construed as an admission that any such person is the beneficial owner of any such securities.

(b)  Percent of class:

       Based on the quarterly report on Form 10-Q filed by the Company on May 10, 2006, there were 10,112,939 shares of Common Stock outstanding as of May 1, 2006. Therefore, (i) Ambrose may be deemed to beneficially own 1.24% of the outstanding shares of Common Stock, (ii) Halifax may be deemed to beneficially own 1.25% of the outstanding shares of Common Stock, (iii) Ramius III may be deemed to beneficially own 0.3% of the outstanding shares of Common Stock, (iv) Ramius Master Fund may be deemed to beneficially own 4.95% of the outstanding shares of Common Stock, (v) Ramius Advisors may be deemed to beneficially own 5.24% of the outstanding shares of Common Stock, (vi) Ramius Securities may be deemed to beneficially own 2.08% of the outstanding shares of Common Stock, and
(vii) each of Ramius Capital, C4S, Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon may be deemed to beneficially own 9.82% of the outstanding shares of Common Stock.

(c)  Number of shares as to which such person has:

      (i)  Sole power to vote or to direct the vote:
             See Item 4(a) above.

     (ii)  Shared power to vote or to direct the vote:
             See Item 4(a) above.

    (iii)  Sole power to dispose or to direct the disposition of:
             See Item 4(a) above.

     (iv)  Shared power to dispose or to direct the disposition of:
             See Item 4(a) above.

Exhibits:

Exhibit I: Joint Filing Agreement, dated May 18, 2006 by and among Ramius Capital, Ambrose, Halifax, Ramius III, Ramius Master Fund, Ramius Securities, Ramius Advisors, C4S, Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon.

CUSIP No. 87831110-9                 13G/A              Page 16 of 17 Pages


                                    SIGNATURE

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated this 18th day of May, 2006

RCG AMBROSE MASTER FUND, LTD.               RAMIUS MASTER FUND, LTD
By: Ramius Capital Group, L.L.C.,           By: Ramius Advisors, LLC
    its investment manager                      its investment manager
By: C4S & Co., L.L.C.,                      By: Ramius Capital Group, L.L.C.
    its managing member                         its sole member

RCG HALIFAX FUND, LTD.                      RAMIUS ADVISORS, LLC
By: Ramius Capital Group, L.L.C.,           By: Ramius Capital Group, L.L.C.,
    its investment manager                      its sole member
By: C4S & Co., L.L.C.,
    its managing member                     RAMIUS CAPITAL GROUP, L.L.C.
                                            By: C4S & Co., L.L.C.,
RAMIUS SECURITIES, L.L.C.                       as managing member
By: Ramius Capital Group, L.L.C.,
    its managing member                     RAMIUS FUND III, LTD
By: C4S & Co., L.L.C.,                      By: Ramius Advisors, LLC
    its managing member                         its investment manager
                                            By: Ramius Capital Group, L.L.C.
                                                its sole member

                                            C4S & CO., L.L.C.



                           By: /s/ Morgan B. Stark
                              ---------------------------
                              Name:  Morgan B. Stark
                              Title: Authorized Signatory

MORGAN B. STARK

/s/ Morgan B. Stark
-------------------------------------
Individually and as attorney-in-fact
for  Peter A. Cohen,
Jeffrey M. Solomon and
Thomas W. Strauss

CUSIP No. 87831110-9                 13G/A              Page 17 of 17 Pages




                                    EXHIBIT I
                             JOINT FILING AGREEMENT
                            PURSUANT TO RULE 13D-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated this 18th day of May, 2006

RCG AMBROSE MASTER FUND, LTD.               RAMIUS MASTER FUND, LTD
By: Ramius Capital Group, L.L.C.,           By: Ramius Advisors, LLC
    its investment manager                      its investment manager
By: C4S & Co., L.L.C.,                      By: Ramius Capital Group, L.L.C.
    its managing member                         its sole member

RCG HALIFAX FUND, LTD.                      RAMIUS ADVISORS, LLC
By: Ramius Capital Group, L.L.C.,           By: Ramius Capital Group, L.L.C.,
    its investment manager                      its sole member
By: C4S & Co., L.L.C.,
    its managing member                     RAMIUS CAPITAL GROUP, L.L.C.
                                            By: C4S & Co., L.L.C.,
RAMIUS SECURITIES, L.L.C.                       as managing member
By: Ramius Capital Group, L.L.C.,
    its managing member                     RAMIUS FUND III, LTD
By: C4S & Co., L.L.C.,                      By: Ramius Advisors, LLC
    its managing member                         its investment manager
                                            By: Ramius Capital Group, L.L.C.
                                                its sole member

                                            C4S & CO., L.L.C.



                           By: /s/ Morgan B. Stark
                              ---------------------------
                              Name:  Morgan B. Stark
                              Title: Authorized Signatory

MORGAN B. STARK

/s/ Morgan B. Stark
-------------------------------------
Individually and as attorney-in-fact
for  Peter A. Cohen,
Jeffrey M. Solomon and
Thomas W. Strauss